Exhibit 10.30

SECOND AMENDMENT TO LEASE AGREEMENT

THIS SECOND AMENDMENT TO LEASE AGREEMENT (“this Second Amendment”) is dated as of February 11, 2015 (“Effective Date”), by and between ARE-MARYLAND NO. 30, LLC, a Maryland limited liability company, having an address at 385 E. Colorado Blvd., Suite 299, Pasadena, California 91101 (“Landlord”), and GENVEC, INC., a Delaware corporation, having an address at Suite 220N, 910 Clopper Road, Gaithersburg, Maryland 20878 (“Tenant”).

RECITALS

A.          Landlord and Tenant have entered into that certain Lease Agreement (“Original Lease”) dated as of November 15, 2013, as amended by a First Amendment to Lease Agreement dated as of December 19, 2014 (“First Amendment”; together with the Original Lease, the “Lease”), between Landlord and Tenant, wherein Landlord leased to Tenant certain premises (“Original Premises”) located at Suites 220N and 260S, 910 Clopper Road, Gaithersburg, Maryland 20878, as more particularly described in the Lease.

B.           Landlord and Tenant desire to amend the Lease, among other things, to lease to Tenant an additional 733 rentable square feet on the second floor of the Building as shown on Exhibit A attached hereto located at Suite 280, 910 Clopper Road, Gaithersburg, Maryland 20878 (“2015 Expansion Premises”; the Original Premises and the 2015 Expansion Premises are hereinafter collectively referred to as the “Premises”).

AGREEMENT

Now, therefore, the parties hereto agree that the Lease is amended as follows:

1.           Definitions; Recitals. Terms used in this Second Amendment but not otherwise defined shall have the meanings set forth in the Lease. The Recitals form an integral part of this Second Amendment and are hereby incorporated by reference.

2.           2015 Expansion Premises. Effective as of the 2015 Expansion Premises Commencement Date (as defined below), (a) the Original Premises shall be expanded to include the 2015 Expansion Premises, and (b) Exhibit A to this Second Amendment, which depicts the 2015 Expansion Premises, supplements Exhibit A to the Lease. For purposes of this Second Amendment, (i) “2015 Expansion Premises Commencement Date” means the date on which Landlord substantially completes the 2015 Expansion Premises Work (as defined below) and delivers the 2015 Expansion Premises to Tenant, and (ii) “2015 Expansion Premises Work” means the tenant improvements shown on Exhibit A attached hereto that Landlord shall perform at its sole cost and expense (“2015 Expansion Premises Costs”). As of the Effective Date, and subject to delays caused by Force Majeure, Landlord anticipates that the 2015 Expansion Premises Commencement Date will occur on or about April 1, 2015. Upon request of Landlord, Tenant shall execute and deliver a written acknowledgement of the 2015 Expansion Premises Commencement Date when the same is established in a form substantially similar to the form of “Acknowledgment of Commencement Date” attached hereto as Exhibit B; provided, however, that Tenant’s failure to execute and deliver such acknowledgement shall not affect Landlord’s rights under this Second Amendment. If Landlord fails to deliver timely the 2015 Expansion Premises, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and this Second Amendment and the Lease with respect to the 2015 Expansion Premises shall not be void or voidable.

a.           Acceptance. Except as set forth in this paragraph: (i) Tenant shall accept the 2015 Expansion Premises in their condition as of the 2015 Expansion Premises Commencement Date; (ii) Landlord shall have no obligation for any defects in the 2015 Expansion Premises, and (iii) Tenant’s taking possession of the 2015 Expansion Premises shall be conclusive evidence that Tenant accepts the 2015 Expansion Premises and that the 2015 Expansion Premises were in good condition at the time possession was taken. Notwithstanding the foregoing provisions of this paragraph, Landlord shall, at its expense, deliver the 2015 Expansion Premises to Tenant on the 2015 Expansion Premises Commencement Date in a broom clean condition free and clear of all tenancies.

b.           No Representation or Warranty. Tenant agrees and acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the 2015 Expansion Premises, and/or the suitability of the 2015 Expansion Premises for the conduct of Tenant’s business, and Tenant waives any implied warranty that the 2015 Expansion Premises are suitable for the Permitted Use. Tenant shall use the 2015 Expansion Premises only for the Permitted Use under the Lease in compliance with the provisions of Section 6 of the Lease.

c.           No Work. Landlord shall have no obligation to perform any work at the Building, other than as set forth in Section 2 above, in connection with Tenant’s occupancy of the 2015 Expansion Premises or obtain any permits, approvals, or entitlements related to Tenant’s specific use of the 2015 Expansion Premises or Tenant’s business operations therein.

3.           Changes to Defined Terms. Effective as of the 2015 Expansion Premises Commencement Date, the following amendments are hereby made to the definitions contained on page 1 of the Lease in the Basic Lease Provisions.

a.           The defined term “Premises” shall be deleted in its entirety and replaced with the following:

“Premises:      That portion of the Project, containing approximately 9,512 rentable square feet, as determined by Landlord, consisting of approximately 6,489 rentable square feet of space shown on Exhibit A to the Original Lease (“Original Premises”), approximately 2,290 rentable square feet of space shown as the hatched area on Exhibit A attached to the First Amendment to Lease Agreement dated December 19, 2014 between Landlord and Tenant (“Expansion Premises”), and (c) approximately 733 rentable square feet of space outlined on Exhibit A attached to the Second Amendment to Lease Agreement between Landlord and Tenant (“2015 Expansion Premises”). Gaudreau, Inc., Landlord’s architect, has measured the area of the Premises pursuant to the 1996 Standard Method of Measuring Floor Area in Office Buildings as adopted by the Building

Owners and Managers Association (ANSI/BOMA Z65.1-1996). Tenant acknowledges receipt of such measurement and confirms that (a) Tenant has had an opportunity to confirm such measurement with an architect of its selection before the Effective Date (with respect to the Original Premises), the Expansion Premises Commencement Date (with respect to the Expansion Premises), and the 2015 Expansion Premises Commencement Date (with respect to the 2015 Expansion Premises), and (b) such measurement shall be conclusive as to the area of the Premises.”

b.           The defined term “Rentable Area of the Premises” shall mean approximately 9,512 rentable square feet.

c.           The defined term “Tenant’s Share of Operating Expenses” shall mean 5.27%.

4.           Base Rent for 2015 Expansion Premises. (a) Tenant shall continue to pay Base Rent with respect to the Original Premises and the Expansion Premises at the rates set forth in the Lease, and (b) commencing on the Expansion Premises Commencement Date, Base Rent for the 2015 Expansion Premises shall be payable at the rate of $763.54 per month and shall, notwithstanding any contrary provision contained in the Lease, thereafter be increased on each anniversary of the 2015 Expansion Premises Commencement Date by multiplying the Base Rent payable for the 2015 Expansion Premises immediately before such date by the Rent Adjustment Percentage (i.e., 3%) and adding the resulting amount to the Base Rent payable for the 2015 Expansion Premises immediately before such date. Base Rent for the 2015 Expansion Premises, as so adjusted, shall thereafter be due as provided in the Lease.

a.           Base Rent Adjustment for 2015 Expansion Premises Work. Base Rent shall be increased as of the Expansion Premises Commencement Date by amortizing the 2015 Expansion Premises Costs for the period beginning on the Expansion Premises Commencement Date and ending on the last day of the Base Term Extension (as defined below). Such increase in Base Rent shall be calculated based on the amount of the 2015 Expansion Premises Costs, which amount for purposes of this Section 4.a shall not exceed an amount equal to $45,000. The resulting amount so amortized shall be added to the monthly installments of Base Rent. The 2015 Expansion Premises Costs shall be amortized on a straight-line basis at an interest rate of 9% per annum.

5.           Base Term Extension. The Base Term of the Lease expires on October 31, 2019. Landlord and Tenant hereby agree that the Base Term of the Lease shall be extended from October 31, 2019 to March 31, 2020 (“Base Term Extension”). The Extension Right set forth in Section 39 of the Lease remains in full force and effect with respect to the Base Term Extension. For the avoidance of doubt, references to the Base Term in Section 39 of the Lease shall mean and refer to the Base Term as extended pursuant to the Base Term Extension.

6.           Miscellaneous.

a.           Entire Agreement. This Second Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Second Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b.           Binding Effect. This Second Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective agents, employees, members, representatives, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs, successors in interest and shareholders.

c.           Counterparts. This Second Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Second Amendment attached thereto.

d.           Broker. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with this transaction and that no Broker brought about this transaction, other than Jones Lang LaSalle Brokerage, Inc., as Tenant’s broker (“JLL”). JLL shall be paid pursuant to a separate agreement between Landlord and JLL. Landlord and Tenant each hereby agrees to indemnify and hold the other harmless from and against any claims by any Broker, other than JLL, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction.

e.           Ratification; Conflicts. Except as amended and/or modified by this Second Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Second Amendment. In the event of any conflict between the provisions of this Second Amendment and the provisions of the Lease, the provisions of this Second Amendment shall prevail. Regardless of whether specifically amended by this Second Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Second Amendment.

f.            Non-Disclosure of Terms. Tenant acknowledges and agrees that the terms of the Lease are confidential and constitute proprietary information of Landlord. Disclosure of such terms could adversely affect the ability of Landlord and its affiliates to negotiate, manage, and administer other leases and impair Landlord’s relationship with other tenants. Accordingly, as a material inducement for Landlord to enter into this Second Amendment, Tenant, and behalf of itself and its partners, managers, members, officers, directors, employees, agents, and attorneys, agrees that it shall not intentionally and voluntarily disclose the terms and conditions of the Lease to any publication or other media or any tenant or apparent prospective tenant of the Building or other portion of the Project, or real estate agent or broker, either directly or indirectly.

[SIGNATURES APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment under seal as of the day and year first above written.

TENANT:

GENVEC, INC.,
a Delaware corporation

By:	/s/ Douglas J. Swirsky	(SEAL)
Its:	President + CEO

LANDLORD:

ARE-MARYLAND NO. 30, LLC,
a Maryland limited liability company

By:	ARE-Maryland No. 29, LLC,
a Maryland limited liability company,
as its sole member

By:	Alexandria Real Estate Equities, L.P.,
a Delaware limited partnership,
as its sole member

By:	ARE-QRS CORP.,
a Maryland corporation,
general partner

By:	/s/ Jackie Clem	(SEAL)
Name:	Jackie Clem
Title:	VP Real Estate Legal Affairs

EXHIBIT A (SUPPLEMENTS EXHIBIT A TO ORIGINAL LEASE)
2015 EXPANSION PREMISES

4' BIO SAFETY CABINET
VCT/PAINT

Scale 3/16" =1' - 0"   SECOND FLOOR PLAN

ALEXANDRIA

Alexandria Real Estate Equities, Inc
Gaudreau, Inc.

910 CLOPPER ROAD
Gaithersburg, Maryland

•	Throughout the 2015 Expansion Premises, Landlord is providing a new ceiling and light fixtures.
•	In the office portion of the 2015 Expansion Premises, Landlord is providing VCT and paint.
•	In the lab portion of the 2015 Expansion Premises, Landlord is providing 2 benches of renovated casework with epoxy tops (one against the windows and one against the hallway side of the space), a sink and a 4 foot bio safety cabinet. In the closet, Landlord is adding 3 shelves and a set of bi-fold doors. Throughout the 2015 Expansion Premises, Landlord is 2015 Expansion Premises, Landlord is providing VCT and paint.
•	The 2015 Expansion Premises will receive a new VAV box for HVAC purposes.

EXHIBIT B
ACKNOWLEDGMENT OF 2015 EXPANSION PREMISES COMMENCEMENT DATE

This ACKNOWLEDGMENT OF 2015 EXPANSION PREMISES COMMENCEMENT DATE is made as of this day of , 201_, between ARE-MARYLAND NO. 30, LLC, a Maryland limited liability company (“Landlord”), and GENVEC, INC., a Delaware corporation (“Tenant”), and is attached to and made a part of the Second Amendment to Lease Agreement dated as of February_, 2015 (“Second Amendment”), by and between Landlord and Tenant. Any initially capitalized terms used but not defined herein shall have the meanings given them in the Second Amendment.

Landlord and Tenant hereby acknowledge and agree that the 2015 Expansion Premises Commencement Date is             , 2015 and the expiration date of the Base Term of the Lease shall be midnight on March 31, 2020. In case of a conflict between the terms of the Second Amendment and the terms of this Acknowledgement of 2015 Expansion Premises Commencement Date, this Acknowledgement of 2015 Expansion Premises Commencement Date shall control for all purposes.

IN WITNESS WHEREOF, Landlord and Tenant have executed this ACKNOWLEDGMENT OF 2015 EXPANSION PREMISES COMMENCEMENT DATE under seal to be effective on the date first above written.

TENANT:

GENVEC, INC.,
a Delaware corporation

By:	(SEAL)
Its:

LANDLORD:

ARE-MARYLAND NO. 30, LLC,
a Maryland limited liability company

By:	ARE-Maryland No. 29, LLC,
a Maryland limited liability company,
as its sole member

By:	Alexandria Real Estate Equities, L.P.,
a Delaware limited partnership,
as its sole member

By:	ARE-QRS CORP.,
a Maryland corporation,
general partner

By:	(SEAL)
Name:
Title: